EXHIBIT 99.2

OFFER TO EXCHANGE
9 3/8% DEBENTURES DUE 2021 (CUSIP NO. 149123 AZ4) AND
8% DEBENTURES DUE 2023 (CUSIP NO. 149123 BD2)
FOR UP TO $500,000,000 DEBENTURES DUE 2035 (CUSIP NO.        )

  THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY    , 2005, UNLESS EXTENDED BY US (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE"). IN ORDER TO BE ELIGIBLE TO RECEIVE THE EARLY PARTICIPATION PAYMENT, HOLDERS OF OLD DEBENTURES MUST TENDER THEIR OLD DEBENTURES ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER     , 2004, UNLESS EXTENDED BY US (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EARLY PARTICIPATION DATE").

        , 2004

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Caterpillar Inc. (the "Company") is offering, upon the terms and subject to the conditions set forth in the prospectus dated             , 2004 (the ("Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to holders of our outstanding 9 3/8% Debentures due March 15, 2021 (the "9 3/8% Debentures") and our outstanding 8% Debentures due February 15, 2023 (the "8% Debentures", and together, the "old debentures"), to exchange the outstanding old debentures for Debentures due January    , 2035 (the "new debentures" and such offer to exchange, the "Exchange Offer").

        We want to encourage holders to tender early. Accordingly, the total exchange price, for each $1,000 principal amount of old debentures tendered and accepted, includes an early participation payment of $                              in the case of 9 3/8% Debentures, or $                              in the case of 8% Debentures, which payment shall be in cash (the "early participation payment"). Holders who validly tender old debentures of a series on or prior to 5:00 p.m., New York City time, on the early participation date and do not validly withdraw their tenders will receive the early participation payment for that series. Holders who validly tender old debentures of a series after the early participation date and do not validly withdraw their tenders will not receive the portion of the total exchange price attributable to the early participation payment for that series.

        New debentures will be issued in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the Exchange Offer, any tendering holder is entitled to receive new debentures in a principal amount that is not an integral multiple of $1,000, we will round downward the amount of new debentures to the nearest integral multiple of $1,000 and pay the difference in cash.

        Assuming we have not previously elected to terminate the Exchange Offer, in our sole and absolute discretion and subject to the conditions in the section of the prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer," we will exchange the outstanding debentures validly tendered and not validly withdrawn for new debentures, up to an aggregate principal amount of $500,000,000. The Exchange Offer is subject to the requirement that we receive valid tenders, not validly withdrawn prior to the expiration date, of at least $150,000,000 aggregate principal amount of old debentures.

        We are requesting that you contact your clients for whom you hold old debentures regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold old debentures registered in your name or in the name of your nominee, or who hold old debentures registered in their own names, we are enclosing the following documents.

1.
Prospectus dated            , 2004;

2.
The Letter of Transmittal for your use and for the information of your clients;

3.
A form of letter which may be sent to your clients for whose account you hold old debentures registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

4.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5.
Return envelopes addressed to Citibank, N.A., the Exchange Agent for the Exchange Offer.

        Old debentures tendered before the early participation date may be withdrawn at any time prior to the early participation date. Old debentures tendered after the early participation date may be withdrawn at any time prior to the expiration date.

        If holders wish to participate in the Exchange Offer and those holders' old debentures are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company ("DTC"), the holder may do so through the automated tender offer program at DTC. By participating in the Exchange Offer, a tendering holder will agree to be bound by the Letter of Transmittal that we are providing with the Prospectus as though that holder had signed the Letter of Transmittal.

        We will not make any payments to brokers, dealers, or other persons for soliciting acceptances of the Exchange Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of old debentures held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the exchange of old debentures in the Exchange Offer, except as set forth in the Letter of Transmittal.

        Any requests for additional copies of the enclosed materials should be directed to Global Bondholder Services Corporation, the Information Agent for the Exchange Offer, at its address and telephone number set forth below. A holder of old debentures may also contact Citibank, N.A., the Exchange Agent for the Exchange Offer, Banc of America Securities LLC or Merrill Lynch & Co. at their respective telephone numbers set forth below, or the holder's broker, dealer, commercial bank, trust company or other nominee, for assistance concerning the Exchange Offer.

The Exchange Agent for the Exchange Offer is:

Citibank, N.A.

111 Wall Street, 15th Floor
New York, New York 10043
Attention: Agency and Trust

Toll free: (800) 422-2066

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway-Suite 704
New York, New York 10006
Attention: Corporate Affairs

Banks and brokers: (212) 430-3774

Toll free: (866) 470-3800

The Dealer Managers for the Exchange Offer are:

Banc of America Securities LLC 214 North Tryon Street, 15th Floor Charlotte, North Carolina 28255 Attention: Liability Management Group (866) 475-9886 (toll free) (704) 387-1004 (call collect)	Merrill Lynch & Co. 4 World Financial Center New York, New York 10080 Attention: Liability Management Group (888) 654-8637 (toll free) (212) 449-4914 (call collect)
Very truly yours, CATERPILLAR INC.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company, the Information Agent or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.

Enclosures